CONTACTS:
Media
Catherine Frymark
Catherine_Frymark@discovery.com
+1-240-662-2934

Michelle Russo
Michelle_Russo@discovery.com
+1-240-678-6375
+44-799-000-2440

Investor Relations
Andrew Slabin
Andrew_Slabin@discovery.com
+1-212-548-5544

DISCOVERY COMMUNICATIONS COMPLETES ACQUISITION OF SCRIPPS NETWORKS INTERACTIVE; CHANGES COMPANY NAME TO DISCOVERY, INC.

Combination Creates a New Global Leader in Real Life Entertainment Across all Screens

•	Featuring five of the top female U.S. cable networks & reaching 20% of women watching primetime pay-TV

•	A platform innovator driving 7B average short- and mid-form monthly video views

•	Home of the Olympic Games and the Leader in Sports in Europe

•	Reaching passionate fans in 220 countries and territories and 50 languages with 8,000 hours of original programming

SILVER SPRING, Maryland, March 6, 2018 - Discovery Communications, Inc. (Nasdaq: DISCA, DISCB, DISCK) announced today that the company has successfully completed its acquisition of Scripps Networks Interactive, Inc. (Nasdaq: SNI). Moving forward, the combined company will be officially known as simply: Discovery, Inc.

“Today marks another critical milestone for Discovery, as we become a differentiated kind of media company with the most trusted portfolio of family-friendly brands around the globe,” said David Zaslav, President and Chief Executive Officer for Discovery. “As a new global leader in real life entertainment, Discovery will serve loyal and passionate audiences around the world with content that inspires, informs and entertains across every screen; deliver new ways for advertisers and distributors to reach highly targeted audiences at scale; and leverage our leadership position to create new value and growth opportunities for all of our stakeholders.”

The name change to Discovery, Inc. demonstrates a new focus on growth in the areas at which Discovery excels, telling stories across deeply loved genres and empowering superfans to explore their world wherever and whenever they choose.

The acquisition is expected to be accretive to adjusted earnings per share and to free cash flow in the first year after closing, including significant cost synergies. The combination is expected to create a strong economic model with capacity for rapid debt repayment and a clear runway for growth and value creation.

Kenneth W. Lowe, former Chairman, President & CEO of Scripps Networks Interactive, will join Discovery’s board of directors, effective immediately.

Scripps shareholders will receive approximately $90 per share, consisting of $65.82 per share in cash and 1.0584 per share in Series C Common shares of Discovery stock valued based on a volume weighted average price (subject to elections and proration), in each case in accordance with the terms of the merger agreement.  This includes a cash payment of $2.82 per share in connection with Discovery’s previously announced decision to exercise in full the cash top-up option under the merger agreement.

About Discovery:
Discovery, Inc. (Nasdaq: DISCA, DISCB, DISCK) is a global leader in real life entertainment, serving a passionate audience of superfans around the world with content that inspires, informs and entertains. Discovery delivers over 8,000 hours of original programming each year and has category leadership across deeply loved content genres around the world. Available in 220 countries and territories and 50 languages, Discovery is a platform innovator, reaching viewers on all screens, including TV Everywhere products such as the GO portfolio of apps and Discovery Kids Play; direct-to-consumer streaming services such as Eurosport Player and Motor Trend OnDemand; and digital-first and social content from Group Nine Media. Discovery’s portfolio of premium brands includes Discovery Channel, HGTV, Food Network, TLC, Investigation Discovery, Travel Channel, Turbo/Velocity, Animal Planet, and Science Channel, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe. For more information, please visit www.corporate.discovery.com and follow @DiscoveryInc across social platforms.

###